Bartlit Beck Herman Palenchar & Scott
                         1899 Wynkoop Street, 8th Floor
                                Denver, CO 80202

August 29, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:      USLIFE Income Fund, Inc.

Dear Sir or Madam:

         On behalf of the Ernest Horejsi Trust No. 1B (the "Trust"), we hereby electronically transmit, pursuant to Regulation S-T promulgated by the Securities and Exchange Commission, the preliminary Proxy Statement in opposition to the solicitation by the Board of Directors of USIFE Income Fund, Inc. (the "Fund") in connection with the approval of a new investment advisory agreement.

         The Trust is making this filing in advance of the filing of preliminary proxy solicitation materials by the Fund. This filing was, therefore, prepared by the Trust without the benefit of a prior review of the Fund's preliminary materials. The Fund has announced that the 2001 annual meeting of shareholders of the Fund will be held in the fourth quarter of 2001. The Trust has determined information as to matters expected to be presented at the upcoming annual meeting by reference to recent public statements by the Fund or material that appeared in the Fund's definitive proxy solicitation materials for the annual meeting of the Fund's shareholders held October 3, 2000. To the extent that the preliminary proxy solicitation materials filed by Fund for the 2001 annual meeting require changes to the materials filed herewith, these changes will be reflected in revised preliminary materials filed by the Trust in response to Staff comments.

         Please contact the undersigned at (303) 592-3175 or James Palenchar of this firm at (303) 592-3111 should you require further information or have any questions.

                                            Very truly yours,

                                            /s/ Polly S. Swartzfager

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  |_|

Filed by a Party other than the Registrant  |X|

Check the appropriate box:

|X|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Under Rule14a-12

                            USLIFE Income Fund, Inc.
                (Name of Registrant as Specified in Its Charter)

                           Ernest Horejsi Trust No. 1B
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required

|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1)     Title of each class of securities to which transaction applies:
         -------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:
         -------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:
         -------------------------------------------------------

(5)      Total fee paid:

         -------------------------------------------------------

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         -------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:
         -------------------------------------------------------

         (3)      Filing Party:
         -------------------------------------------------------

         (4)      Date Filed:
         -------------------------------------------------------

                                 Stewart Horejsi
                               200 South Santa Fe
                              Salina, Kansas 67401


Dear Fellow Shareholder:

         I am writing this letter on behalf of the Ernest Horejsi Trust No. 1B (the "Trust"), the largest shareholder of the USLIFE Income Fund, Inc. (the "Fund"), owning more than 20% of the Fund's stock.

         The Fund's management is asking you to approve a new investment advisory contract between the Fund and The Variable Annuity Life Insurance Company ("VALIC"), the Fund's existing investment adviser, at the Annual Shareholder Meeting scheduled for October 30, 2001. Shareholder approval is required because American International Group, Inc. has agreed to acquire VALIC's parent corporation, American General Corporation. Under federal law, closing of this transaction will result in an automatic termination of VALIC's current advisory contract with the Fund.

         The Trust strongly opposes any new contract with VALIC based on what it believes to be VALIC's poor performance in advising the Fund. We view the automatic termination of the existing advisory contract as an opportunity for the Fund to seek a new investment adviser that has a better performance record.

          The Trust recommends that the Fund's shareholders vote AGAINST Proposal 2 to approve the new investment advisory contract between the Fund and VALIC. Please sign, date and return the enclosed WHITE proxy card in the envelope provided and vote against this proposal. If you have already returned the Fund's blue proxy card, and you want to change your vote, you have the right to revoke your proxy and vote against Proposal [2] by signing, dating and mailing a later dated WHITE proxy card in the envelope provided.

     If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in the solicitation, toll-free at 1-(800) 322-2885.

         PLEASE VOTE AGAINST PROPOSAL 2, AND SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT IS PROVIDED.

                                             Sincerely yours,


                                             Stewart R. Horejsi

                        Proxy Statement In Opposition To
                  The Solicitation By The Board Of Directors Of
                            Uslife Income Fund, Inc.

                         Annual Meeting Of Shareholders
                         To be held on October 30, 2001


To Our Fellow Shareholders:

    The Ernest Horejsi Trust No. 1B (the "Trust") is sending this proxy statement and the enclosed WHITE proxy card to holders of record on August 2, 2001 of shares of common stock, par value $1.00 per share, of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"). This proxy statement relates to our solicitation of proxies for use at the Annual Meeting of shareholders of the Fund scheduled to be held on Tuesday, October 30, 2001 at ____, local time, and any and all adjournments or postponements thereof. The Fund's Annual Meeting will be held in __________________. This proxy statement and the accompanying WHITE proxy card will first be sent to Fund shareholders on or about September __, 2001.

     The Fund has scheduled three matters for votes at the Annual Meeting:

1.   The election of four directors of the Fund;
2. The approval of a new investment advisory agreement between the Fund and The Variable Annuity Life Insurance Company ("VALIC"), the Fund's existing investment advisor; and
3.   The ratification of the independent auditor of the Fund.

     The Trust is soliciting your proxy to vote against Proposal 2. We are not making any recommendation with respect to Proposals 1 and 3.

                          REASONS FOR THE SOLICITATION

         The primary reason for this solicitation is the Fund's poor performance. Here are a few of the more illuminating specifics:

o The Fund's annualized total return on net assets was only 0.39% for the three-year period ending June 30, 2001. The Trust has owned the Fund's common stock since June 29, 1998, and has invested more than $10.1 million in 1,146,600 shares of the Fund. Because of this significant share ownership, the Trust has a strong interest in advocating better Fund performance.

o The Fund's net asset value declined from $10.75 to $8.64 for the same three-year period, a drop of $2.11 per share or 19.6%.

o The Fund lowered its quarterly dividend twice in the last year. These two cuts amounted to a reduction in shareholder income of approximately 10.5%, from $0.76 to $0.68 per share. Shareholders who have held the Fund for the past 10 years would have seen their quarterly dividends reduced by more than 25%, from $0.23 to $0.17 per share.

o The Fund underperformed its own benchmark by 33%. According to the Fund's own annual report for the year ending June 30, 2001, the Fund's total return on net asset value (NAV) of 4.41% was soundly beaten by its own stated benchmark, a blend of Merrill Lynch High Yield US Corporate and US Government Indices, which returned 6.59%. This means that the Fund returned one-third less than its own benchmark. This is the third year in a row that the Fund has underperformed its own benchmark index.

o In 1999, the Fund's total return on NAV was 0.64%, while the two indices used by the Fund to compare its performance returned 2.71% and 0.94%. In its letter to shareholders that year, Fund management reported that returns "compared favorably" to these benchmark indices. It's difficult to understand how getting beaten by a chosen benchmark by more than 2% can be viewed as "favorable".

o The annualized total return of the Fund was 5.77% for the five-year period ended June 30, 2001. Investing in unmanaged U.S. Treasury Bonds over the same period would have yielded a superior annualized total return of 6.65%.

o Out of 144 different issues, VALIC purchased eight that have declared bankruptcy or ceased interest payments on the underlying bonds. These eight issues represent 5.5% of the 144 issues selected by VALIC, raising serious concern about credit analysis.

o According to the Fund's most recent Annual Report, during the 2001 fiscal year the Fund let approximately $1 million of capital loss carryforwards expire. This represents the permanent loss of a substantial shareholder asset. It is alarming that over a seven year period management has been unable to muster enough gains to offset the Fund's losses. Moreover, additional valuable loss carryforwards will continue to expire in future years if VALIC manages the Fund as it has in the past.

o During fiscal year 2000, management spent $628,631 of shareholders' money in a proxy contest to prevent the Trust from having representation on the Fund's board and approval of the Trust's proposal to improve performance by changing the Fund's investment focus to include a balance of fixed income and equity securities. These proxy costs were more than 16% of the Fund's net investment income for fiscal year 2000, and almost 1.25% of the Fund's fiscal 2000 year-end NAV. We regret that management felt it necessary to spend this much in a year when the Fund's total return was a negative $1.95 million.

o During fiscal year 2001, Fund management again spent shareholders' money in the amount of $280,000 in a proxy contest on management's failed proposal to leverage the Fund. These proxy costs amounted to 14% of the Fund's net investment income for fiscal year 2001 and more than 12% of the Fund's total return for the same period. Since the Trust believed that leverage would substantially increase shareholder risk, especially in light of VALIC's past performance, the Trust opposed management's proposal and the shareholders defeated it.

o Shareholders who invested in and have held the Fund since its inception in 1973, have seen their per-share NAV drop from $15.00 to $8.64 per share, more than a 42% decrease from the original per-share NAV.

o None of the Fund's directors have invested in the Fund. We believe that all directors should have a personal financial investment in the Fund, just as shareholders do.

     The Trust believes that the Fund's existing investment adviser, VALIC, is largely to blame for the Fund's poor financial performance and strongly opposes the approval of a new advisory contract with this same adviser. The Trust views the automatic termination of the existing advisory agreement as an opportunity for shareholders to replace VALIC with an investment adviser that has a better performance record.

     For these reasons, the Trust recommends that the Fund's shareholders vote AGAINST proposal 2. A summary of proposal 2 is included in the section entitled "Summary of Proposals" in this proxy statement.

                         BACKGROUND TO THE SOLICITATION

          The Trust is a substantial owner of the Fund's shares, holding a 20.24% equity position. The Trust has been an active and vocal investor in the Fund since June 1998. Over the past three years, we have become increasingly disappointed with the lackluster performance of the Fund and its investment adviser.

          In 1999, the Trust sought unsuccessfully to have four of its nominees elected to the Fund's Board of Directors. The Trust also proposed changing the Fund's investment objective to total return and permitting the Fund to invest in equity, as well as fixed income, securities -- changes similar to those implemented by the Trust, together with certain other Horejsi family trusts, for the Boulder Total Return Fund, Inc. (prior to August 27, 1999, Preferred Income Management Fund, Inc.), an investment company managed by Mr. Horejsi. The following year, the Trust led a successful shareholder effort to defeat a proposal by the Fund to permit the Fund to leverage its portfolio by borrowing money and issuing shares of preferred stock.

          On December 21, 2000, in an effort to encourage better performance by the Fund, Mr. Horejsi, on behalf of the Trust, sent a letter to the Board of Directors of the Fund urging a termination of the advisory agreement with VALIC. In the alternative, the letter suggested reducing the Board to five members, resignation of existing Board members and appointment of the independent directors of the Boulder Total Return Fund to fill the vacant slots until elections could be held. On January 9, 2001, legal counsel for the independent directors of the Fund sent a letter to the Trust responding to Mr. Horejsi's letter indicating the Board's refusal to reconsider the Fund's advisory agreement with VALIC prior to its next approval.

          On July 11, 2001, legal counsel for the Fund contacted the Trust to indicate that shareholder approval may be required for a new advisory contract in connection with the anticipated change of control of VALIC. Fund's counsel sought the Trust's support in retaining VALIC as the Fund's adviser. In response to the solicitation, on July 13, 2001, the Trust indicated to the Fund's counsel that, in light of VALIC's poor performance, the Trust would oppose any proposal to approve a new advisory contract with VALIC. In addition, the Trust indicated that it would favor the Fund retaining Boulder Investment Advisers Inc. as the investment adviser for the Fund, and that Boulder Investment Advisers would be willing to consider the acquisition of the advisory contract for $250,000.

         The Trust, together with a group of other trusts for the benefit of certain members of the Horejsi family (collectively, the "Trusts"), has substantial investments in two other closed-end mutual funds called the Boulder Total Return Fund and First Financial Fund, Inc. The Trusts successfully took control of the Boulder Total Return Fund in January, 1999.

         Stewart Horejsi, an investment consultant to the Trusts, is also the portfolio manager for Boulder Investment Advisers, LLC, the adviser to the Boulder Total Return Fund. Under his guidance, Boulder Total Return Fund achieved the # 1 ranking for year 2000 in Lipper's closed-end fund category of "Growth & Income". Mr. Horejsi is also a director of the Boulder Total Return Fund.

         Above we identified a number of important performance measures which have given us and should give all shareholders real cause for concern. As a point of reference to the poor returns posted by USLIFE Income Fund, the Boulder Total Return Fund, the investment company managed by Mr. Horejsi, achieved a total return on net assets of positive 24.53%. This compares to a negative 9.10% return by the S&P 500 Index for the same period. For the trailing one year period ending July 31, 2001, Boulder Total Return Fund's total return on net assets was positive 39.95% compared to a negative 14.33% return by the S&P 500 Index. From August 30, 1999, the first trading date after Boulder Investment Advisers became investment adviser to the Boulder Total Return Fund, to June 30, 2001, the total return on net asset value of the Boulder Total Return Fund was 32.80%, while the total return on net asset value of USLIFE Income Fund during this same period was only 0.74%.

          Finally, we note from the Fund's most recent proxy statement that "as of the record date, no director or executive officer of the Fund owned, directly or beneficially, any Fund shares." In contrast, the Trust advocates and believes that directors who own their fund's shares and thus have a financial stake in their fund's performance will take a more proactive role in acting as shareholder "watchdogs" and encouraging performance.

                              SUMMARY OF PROPOSALS

          The following is a summary of the three matters that are scheduled to be voted upon at the Annual Meeting and is based upon the information provided in the Fund's proxy statement dated __________, 2001.

PROPOSAL 1:  ELECTION OF DIRECTORS

     The Fund's Board of Directors has nominated four nominees as directors for election at the 2001 Annual Meeting: Kent E. Barrett, Judith L. Craven, Norman Hackerman and Ben H. Love. The Trust is not making any recommendation with respect to proposal 1.

PROPOSAL 2:  APPROVAL OF A NEW ADVISORY CONTRACT

         VALIC, the Fund's investment adviser, is a wholly-owned subsidiary of American General Corporation ("AGC"). On May 11, 2001, AGC entered into an agreement with American International Group, Inc. ("AIG") pursuant to which AIG will acquire AGC. This transaction is expected to close by the end of calendar year 2001 and will result in VALIC becoming a wholly-owned subsidiary of AIG. Pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), the change of control of VALIC will result in the assignment and automatic termination of the investment advisory agreement between the Fund and VALIC.

         The Fund's Board has proposed that the Fund enter into a new advisory agreement with VALIC upon termination of the existing agreement. According to the Fund's 2001 proxy statement, the terms of the new investment advisory agreement with VALIC would be substantially similar to the terms of the existing advisory agreement, including the fees charged.

         Any new advisory agreement the Fund enters into, whether with VALIC or a new investment adviser, is required to be approved by the Fund's shareholders. The Fund's Board of Directors has approved an interim investment advisory agreement with VALIC in the event shareholders do not approve the proposed new investment advisory agreement prior to the date AIG acquires AGC and the existing advisory agreement with VALIC terminates. However, in accordance with Rule 15a-4 promulgated by the Securities and Exchange Commission (the "SEC") pursuant to the 1940 Act, such an interim agreement that has not been approved by shareholders is valid only for 150 days.

         If proposal 2 is defeated, we do not know what action the Fund's Board of Directors will take. We hope that they will find another advisor who will produce better returns for the Fund's shareholders. We hope that, if proposal 2 is defeated, the Board would consider appointing Boulder Investment Advisers, LLC as advisor to the Fund. Voting AGAINST proposal 2 will not result in Boulder Investment Advisers, LLC becoming the advisor to the Fund. That would require the preparation of a new advisory agreement, Board approval and a separate vote by the Fund's stockholders.

         The Trust recommends that the Fund's shareholders vote AGAINST proposal 2 for the reasons stated in the section entitled "Reasons For The Solicitation," above.

PROPOSAL 3:  RATIFICATION OF INDEPENDENT AUDITOR

         The Board has selected Ernst & Young LLP to serve as independent auditor of the Fund for the fiscal year ending June 30, 2002, subject to ratification by the Fund's shareholders. The Trust is not making any recommendation with respect to proposal 3.

                             PROXY CARDS AND VOTING

         All of the three proposals that are scheduled to be voted upon at the Annual Meeting are included on the Trust's WHITE proxy card. If you wish to vote on the proposals, you may do so by completing and returning a WHITE proxy card. A WHITE proxy card that is returned to the Trust or its agent will be voted as you indicate on the card. If a WHITE proxy card is returned without a vote indicated, the shares represented thereby will be voted AGAINST proposal 2, to "withhold" on proposal 1, and ABSTAIN on proposal 3.

         Discretionary authority is provided in the proxy sought hereby as to other business as may properly come before the meeting, of which the Trust is not aware as of the date of this proxy statement, and matters incident to the conduct of the Annual Meeting, which discretionary authority will be exercised in accordance with Rule 14a-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

Voting Quorum

         Only shareholders of record on August 2, 2001 will be entitled to vote at the Annual Meeting. According to information contained in the Fund's 2001 proxy statement, there were __________ shares of common stock issued and outstanding as of the August 2, 2001 record date. Holders of record on August 2, 2001 will be entitled to cast one vote on each matter for each share of common stock held. Shares of common stock do not have cumulative voting rights. Proposal 1 (with respect to the election of directors) and proposal 3 (with respect to the ratification of the independent auditor) each requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Proposal 2, the proposed approval of a new investment advisory agreement, requires the affirmative vote of the lesser of (a) 67% of the shares present at the Annual Meeting if a quorum is present, or (b) more than 50% of the outstanding shares of the Fund.

         Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and shares with respect to which the broker does not have discretionary voting authority. Under Maryland law, abstentions and broker non-votes are counted as shares present for purposes of determining whether a quorum is present, but are not counted as votes "for" or "against" a matter and will be disregarded in determining the "votes cast" on a proposal, including any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against any proposal (such as proposal 2) for which the required vote is a percentage of the outstanding shares.

         Under the Fund's By-Laws, a quorum for the transaction of business is constituted by the presence in person or by proxy of a majority of the outstanding shares of the Fund entitled to vote at the meeting.

Revocation of Proxies

         You may revoke any proxy given in connection with the Annual Meeting (whether given to the Fund or to the Trust) at any time prior to the voting of your proxy at the Annual Meeting by executing and delivering a later dated proxy to the Trust or the Fund or their solicitation agents, by voting in person at the Annual Meeting, or by delivering a written revocation of your proxy to the Secretary of the Fund or with the presiding officer at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

         There is no limit on the number of times that you may revoke your proxy prior to the Annual Meeting. Only the latest dated, properly signed proxy card will be counted.

         IF YOU HAVE ALREADY SENT A [COLOR] PROXY CARD TO THE BOARD OF DIRECTORS OF THE FUND, YOU MAY REVOKE THAT PROXY AND VOTE ON THE PROPOSALS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

         THE WHITE PROXY CARD CONTAINS ALL OF THE PROPOSALS THAT ARE SCHEDULED TO BE VOTED UPON AT THE ANNUAL MEETING. IF YOU WISH TO VOTE, YOU MAY DO SO BY COMPLETING AND RETURNING A WHITE PROXY CARD. A WHITE PROXY CARD THAT IS RETURNED TO THE TRUST OR ITS AGENT WILL BE VOTED AS YOU INDICATE THEREON. IF A WHITE PROXY CARD IS RETURNED WITHOUT A VOTE INDICATED THEREON, THE SHARES WILL BE VOTED AGAINST PROPOSAL 2, TO "WITHHOLD" ON PROPOSAL 1 AND TO "ABSTAIN" ON PROPOSAL 3.

                        INFORMATION CONCERNING THE TRUST

         As of August 2, 2001, the Trust held 1,146,600 shares of common stock, representing approximately 20.24% of the outstanding shares of the Fund. The Trust is an irrevocable grantor trust that was organized under the laws of Kansas for the benefit of Ernest Horejsi's issue. The three trustees of the Trust are Badlands Trust Company ("Badlands"), Ms. Susan Ciciora and Mr. Larry Dunlap. Mr. Dunlap is a director of Badlands and is a trustee of several trusts of which various Horejsi family members are beneficiaries. The Trust is domiciled in South Dakota and its business address is 614 Broadway, P.O. Box 801, Yankton, South Dakota 57078. Stewart Horejsi is Ernest Horejsi's son (and, as a result, a beneficiary of the Trust) and serves from time to time as an investment consultant to the Trust. Ms. Ciciora is Stewart Horejsi's daughter and is a trustee of several trusts of which she and other Horejsi family members are beneficiaries.

         The trustees of the Trust may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, Badlands, Ms. Ciciora, and Mr. Dunlap disclaim beneficial ownership of the shares of common stock beneficially owned, directly or indirectly, by the Trust.

     Badlands is a South Dakota corporation organized to act as a private trust company to administer the Trust as well as other affiliated trusts. The directors of Badlands are Mr. Dunlap, Stephen C. Miller, Robert Ciciora, who is the brother-in-law of Ms. Ciciora, Gail G. Gubbells and Marty Jans. The executive officers of Badlands are Ms. Gubbells, President, Mr. Jans, Secretary, and Mr. Miller, Vice President and Assistant Secretary. Badlands is wholly owned by the Stewart R. Horejsi Trust No. 2, an irrevocable trust organized by Mr. Stewart Horejsi for the benefit of his issue. The trustees of the Stewart R. Horejsi Trust No. 2 are Badlands, Mr. Ciciora and Robert H. Kastner.

         The Trust has indicated since 1999 that it may seek control of the Fund, although at this time no decision has been made to actually seek control. The Trust is part of a group of affiliated entities that successfully took control of another closed-end fund, Preferred Income Management Fund (now Boulder Total Return Fund) in January 1999.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information as of August 2, 2001, regarding the beneficial ownership of shares of common stock by (i) each beneficial owner of more than 5% of the outstanding shares of common stock (based upon filings with the SEC and the holdings of the Trust), (ii) the current executive officers and directors of the Fund (based on information contained in the Fund's most recent proxy statement), and (iii) all directors and executive officers as a group.

                                  Position with    Common Stock
Name and Address                    the Fund     Beneficially Owned    Percent
----------------                  -------------  ------------------    -------
Ernest Horejsi Trust No. 1B
P.O. Box 801                         ---             1,146,600          20.24%
614 Broadway
Yankton, South Dakota  57078

Directors and officers as a group    ---                ---              ---
-------------------
           The current directors and executive officers of the Fund do not own any shares of the Fund, according to the Fund's most recent proxy statement.


                                THE SOLICITATION

         Proxies will be solicited by mail and, if necessary to obtain the requisite shareholder representation, by telephone, personal interview or by other means. Certain officers, directors or employees of entities related to the Trust may solicit proxies. In addition, the Trust has retained MacKenzie Partners, Inc. to assist and provide advisory services in connection with the solicitation for which it will be paid a fee of $______ and will be reimbursed for reasonable out-of-pocket expenses. The Trust will indemnify MacKenzie Partners, Inc. against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws.

         Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the accompanying WHITE proxy card to the beneficial owner of shares of common stock for whom they hold of record and the Trust will reimburse them for their reasonable out-of-pocket expenses.

         The expenses related to this proxy solicitation will be borne by the Trust. The Trust estimates that the total amount of expenses to be incurred by it in this proxy solicitation will be approximately $75,000. Expenses to date have been approximately $20,000.

         If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact MacKenzie Partners, Inc. at:

                        Call Toll-Free: 1-(800) 322-2885


Dated: August 29, 2001

                                   PROXY CARD

    THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF USLIFE
              INCOME FUND, INC. BY THE ERNEST HOREJSI TRUST NO. 1B

          Proxy for the October 30, 2001 Annual Meeting of Shareholders
                                       of
                            USLIFE Income Fund, Inc.

         The undersigned holder of shares of common stock of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Stewart R. Horejsi and Stephen C. Miller, and each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Fund to be held in __________________, on Tuesday, October 30, 2001 at _____, local time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Proxy Statement in Opposition of the Trust and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

IMPORTANT:

Please indicate your vote by an "X" in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO WITHHOLD ON PROPOSAL 1, AGAINST PROPOSAL 2 BELOW AND TO ABSTAIN ON PROPOSAL 3.

Please refer to the Proxy Statement in Opposition for a discussion of the reasons for the Trust's opposition to proposal 2.

1.       ELECTION OF THE FOLLOWING FOUR NOMINEES AS DIRECTORS:
         Kent E. Barrett, Judith L. Craven, Norman Hackerman and
         Ben H. Love

                  |_|  FOR
                  |_|  WITHHOLD

         YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES BY MARKING THE FOR BOX AND STRIKING OUT THE NAME OF ANY SUCH NOMINEE.

2. PROPOSAL TO APPROVE A NEW INVESTMENT ADVISORY AGREEMENT BETWEEM THE FUND AND The Variable Annuity Life Insurance Company.

                  |_|  FOR
                  |_|  AGAINST
                  |_|  ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF THE FUND.

                  |_|  FOR
                  |_|  AGAINST
                  |_|  ABSTAIN

The Trust recommends that the shareholders vote AGAINST proposal 2. The Trust makes no recommendation with respect to proposals 1 and 3.

IMPORTANT:
Please sign exactly as name appears hereon or on the proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE:    _____________________              ________________________________
                                            Signature(s)

                                            --------------------------------
                                            Title (if applicable)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE